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EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES                                          Sprint Corporation
(Unaudited)

                                                                                              Quarters Ended,
                                                                                                 March 31,
                                                                                     -------------------------------
                                                                                           2004            2003
(millions, except ratios)                                                              (as restated)   (as restated)
- --------------------------------------------------------------------------------------------------------------------

Earnings
   Income from continuing operations
     before income taxes                                                             $       372     $       160
   Capitalized interest                                                                      (19)            (14)
   Net losses in equity method
     investees                                                                                12              18
- --------------------------------------------------------------------------------------------------------------------

Subtotal                                                                                     365             164
- --------------------------------------------------------------------------------------------------------------------

Fixed charges
   Interest charges                                                                          351             394
   Interest factor of operating rents                                                         92              96
- --------------------------------------------------------------------------------------------------------------------

Total fixed charges                                                                          443             490
- --------------------------------------------------------------------------------------------------------------------

Earnings, as adjusted                                                                $       808     $       654
                                                                                     -------------------------------

Ratio of earnings to fixed charges                                                          1.82            1.33
                                                                                     -------------------------------


Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.

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